Exhibit 99

OMI Corporation Orders a 37,000 dwt Ice Class 1-B Product Carrier and Termination of Agreement to Acquire One Suezmax

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 1, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that it has agreed to acquire one 2004 built 37,000 dwt Ice Class 1-B product carrier from another owner. The vessel is scheduled to be delivered during the fourth quarter of 2004. The Company now has 14 vessels with ice trading capabilities, including those on order at shipyards.
    OMI also announced it has taken delivery of the fifth of the six Suezmaxes it contracted to acquire from two owners, as previously announced. One of the eight product carriers has been delivered to OMI and the others will be delivered by the shipyard when construction is completed.
    The Company has terminated the agreement to acquire the sixth Suezmax due to default by the Seller and has commenced an arbitration. The seller denies the default. Damage amounts, if any, for either party have not yet been asserted. As the vessel was subject to a time charter for in excess of two more years at rates well below the current spot charter rates, the profit the Company would have earned during the term of the time charter would not be material to its earnings.
    OMI is a major tanker owner with a fleet of 41 vessels aggregating approximately 3.8 million deadweight tons (not including the product carrier described above), including 15 Suezmaxes and 23 product carriers and has 12 product carriers on order at shipyards.

    CONTACT: OMI Corporation
             Frederic S. London, 203-602-6789